Exhibit 99.2

Benessere Capital Acquisition Corp. Announces Closing of $100,000,000 Initial Public Offering

Miami, FL, January 7, 2021 (GLOBE NEWSWIRE) -- Benessere Capital Acquisition Corp. (the “Company”) announced today that it has closed its initial public offering of 10,000,000 units at $10.00 per unit. The units are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “BENEU”. Each unit consists of one share of the Company’s Class A common stock, one right and three-fourths of one redeemable warrant. Each right entitles the holder to receive one-tenth of one share of Class A common stock upon the consummation of an initial business combination, and each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock, rights and warrants are expected to be listed on Nasdaq under the symbols “BENE,” “BENER” and “BENEW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on technology-focused middle market and emerging growth companies in North, Central and South America. The Company is led by Chairman and Chief Executive Officer, Patrick Orlando, Chief Financial Officer, Francisco O. Flores, and Chief Operating Officer, Guillermo Cruz. The Company’s sponsor is ARC Global Investments LLC.

Kingswood Capital Markets, division of Benchmark Investments, Inc. acted as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Kingswood Capital Markets, division of Benchmark Investments, Inc., Attn: Syndicate Department, 17 Battery Place, Suite 625, New York, New York 10004, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@kingswoodcm.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 4, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Patrick Orlando

Benessere Capital Acquisition Corp.

(561) 467-5200